[QNB LETTERHEAD]


FOR IMMEDIATE RELEASE



            QNB CORP. FOURTH QUARTER EARNINGS INCREASE SIGNIFICANTLY
                    NINTH CONSECUTIVE YEAR OF RECORD EARNINGS



QUAKERTOWN, PA (28 January 2005) QNB Corp. (OTC Bulletin Board: QNBC), the parent company of The Quakertown National Bank (QNB), reported net income for the fourth quarter 2004 of $1,509,000, a 40.4% increase over fourth quarter 2003 earnings of $1,075,000. Net income for the twelve months ended December 31, 2004 was $6,203,000, a 9.8% increase over the $5,648,000 earned for the twelve months ended December 31, 2003.

For the quarter ending December 31, 2004, diluted earnings per share of $.47 increased 38.2% over the $.34 earned during the fourth quarter of 2003, while basic earnings per share increased 40.0%, from $.35 for the fourth quarter of 2003 to $.49 for the fourth quarter of 2004. For the year ended December 31, 2004, diluted earnings per share of $1.95 represents an increase of 8.9% from the $1.79 reported for 2003, while basic earnings per share of $2.00 represents an increase of 9.3% over the $1.83 reported for the year ended December 31, 2003.

Total assets at December 31, 2004 were $583,644,000, an increase of 6.0%, or $32,813,000, over total assets of $550,831,000 at December 31, 2003. During this same period total loans increased $34,794,000, or 14.9%, to $268,360,000, and total deposits increased $27,849,000, or 6.3%, to $466,488,000.

"I am extremely pleased to report QNB Corp's ninth consecutive year of record earnings," said Thomas J. Bisko, President and CEO. "Once again we have been able to achieve strong loan and deposit growth while maintaining excellent asset quality."


Net interest income increased $103,000, or 2.6% when comparing the fourth quarter of 2004 to the same period in 2003, and increased $680,000, or 4.4%, when comparing the twelve-month periods. For the quarter, a 6.5% increase in average earning assets offset an 11 basis point decrease in the net interest margin. Average loans increased 13.3% when comparing the two quarters, with most of this increase concentrated in loans to businesses and home equity loans. This loan growth was funded in part by an increase in average deposits of 7.4%, primarily money market deposits and time deposits. For the twelve-month period average earning assets increased 6.8%, with average loans and investment securities increasing 8.6% and 7.3%, respectively. During this same period average deposits increased 7.3%. This growth offset an 8 basis point decline in the net interest margin for the year.


The net interest margin for the fourth quarter of 2004 was 3.21%, compared to 3.32% for the fourth quarter of 2003, and was 3.32% for the twelve month period ended December 31, 2004 compared to 3.40% for the same period in 2003. The decline in the net interest margin for the quarter is due to lower yields on loans and investment securities and higher funding costs, particularly money market accounts and short-term borrowings.

Total non-interest income for the three months ended December 31, 2004 increased $555,000 to $1,153,000. Net securities gains account for $450,000 of the increase in non-interest income. QNB recorded securities gains of $87,000 during the fourth quarter of 2004 and securities losses of $363,000 during the fourth quarter of 2003. Also contributing to the increase in non-interest income was a $141,000 gain on the liquidation of assets relinquished by a borrower during the third quarter of 2004. This gain partially offsets the $350,000 charge-off QNB recorded through the allowance for loan losses in the third quarter of 2004, related to this loan. For the twelve month period non-interest income increased $487,000 to $4,687,000. Net securities gains increased $983,000 during this period, while gains on the sale of loans decreased $790,000. The significant gain on the sale of loans in 2003 was a result of the refinancing boom that took place when interest rates reached historical lows. An increase in deposit service charge income, checkcard income and mortgage servicing income also contributed to the increase in non-interest income when comparing the twelve-month periods.


Total non-interest expense increased $19,000, or .6 %, to $3,340,000 for the three-month period ending December 31, 2004 and $162,000, or 1.28%, to $12,845,000 for the twelve-month period. During 2004, QNB opened its first supermarket branch to support a growing Quakertown market. The costs associated with the new branch were a contributing factor in the increase in non-interest expense. QNB's overhead efficiency ratio, which represents non-interest expense divided by net operating revenue on a tax-equivalent basis, improved from 60.5% for 2003 to 57.9% for 2004.

Non-performing assets decreased to $469,000 at December 31, 2004. This compares to $829,000 at December 31, 2003 and $1,552,000 at September 30, 2004. The
significant decrease from September 30, 2004 to December 31, 2004 was a result of the asset liquidation mentioned previously. Non-performing assets as a percentage of total assets improved to .08% at December 31, 2004 from .15% at December 31, 2003 and .26% at September 30, 2004. As a result of the growth in loans and the previously mentioned charge-off, the allowance for loan losses as a percentage of total loans declined to .97% at December 31, 2004 from 1.25% at December 31, 2003. QNB determined no provision for loan losses was necessary for either the three-month or twelve-month periods ended December 31, 2004 or 2003 as non-performing assets and delinquent loans remained at low levels relative to the allowance for loan losses.

QNB Corp. offers commercial and retail banking services through the eight banking offices of its subsidiary, The Quakertown National Bank. In addition, QNB provides trust and investment management services in conjunction with The Trust Company of Lehigh Valley, retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.


This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.

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

QNB CORP.
(Dollars in thousands, except per share data)
                                                 Three Months Ended                   Twelve Months Ended
                                                    December  31,                          December  31,
                                                  2004        2003                      2004         2003
INCOME:
Total interest income                              $ 6,744     $ 6,362                   $25,571      $25,139
Total interest expense                               2,652       2,373                     9,506        9,754
Net interest income                                  4,092       3,989                    16,065       15,385
Provision for loan losses                                -           -                         -            -
Total non-interest income                            1,153         598                     4,687        4,200
Total non-interest expense                           3,340       3,321                    12,845       12,683
Income before income taxes                           1,905       1,266                     7,907        6,902
Provision for income taxes                             396         191                     1,704        1,254
Net income                                         $ 1,509     $ 1,075                   $ 6,203      $ 5,648

NET INCOME PER SHARE:
   Basic                                            $ 0.49      $ 0.35                    $ 2.00       $ 1.83
   Diluted                                            0.47        0.34                      1.95         1.79
   Dividends                                         0.185       0.165                      0.74         0.66


SELECTED PERIOD END BALANCES:
Total assets                                      $583,644    $550,831
Federal funds sold                                   3,159       4,532
Investments                                        273,763     272,643
Loans held-for sale                                    312       1,439
Total loans                                        268,048     232,127
Allowance for loan losses                            2,612       2,929
Deposits                                           466,488     438,639
Borrowed funds                                      68,374      65,416
Shareholders' equity                                45,774      43,440



SELECTED RATIOS:
Return on average assets                             1.02%        .77%                     1.10%        1.07%
Return on average shareholders' equity              13.54%      10.50%                    14.43%       14.38%
Net interest margin-tax equivalent                   3.21%       3.32%                     3.32%        3.40%
Efficiency ratio-tax equivalent                     59.54%      67.21%                    57.87%       60.48%
Average shareholders' equity to total                7.51%       7.32%                     7.64%        7.46%
average assets
Nonperforming assets to total assets                  .08%        .15%
Allowance as a % of loans                             .97%       1.25%

                                                       # # #
Contact: Thomas J. Bisko
                  215-538-5612
                  tbisko@qnb.com